EXHIBIT 2

















                  AGREEMENT AND PLAN OF MERGER



                  SEMCO Energy, Inc. ("SEMCO")

                SEMCO Consultants, Inc. ("Newco")

        Oilfield Materials Consultants, Inc. ("Company")

                               and

                Jimmy C. Foster ("Shareholder").


                        October 30, 1998

ARTICLE I
     Plan of Merger

ARTICLE II
     Representations and Warranties of the Company and the Shareholder

ARTICLE III
     Representations and Warranties of SEMCO

ARTICLE IV Covenants of the Company

ARTICLE V
     Covenants of SEMCO

ARTICLE VI
     SEMCO Shares and Registrations

ARTICLE VII
     Conditions to Obligations of SEMCO and Newco

ARTICLE VIII
     Conditions to Obligations of the Company

ARTICLE IX
     Closing: Closing Date

ARTICLE X
     Termination

ARTICLE XI
     Indemnification

ARTICLE XII
     Miscellaneous Provisions






FINALM-1.WPD October 30, 1998

                  AGREEMENT AND PLAN OF MERGER

     This is an Agreement and Plan of Merger (hereinafter, together with the Exhibits and Schedules hereto the "Agreement") made and entered into as of October 30, 1998, by and among SEMCO Energy, Inc., a Michigan corporation ("SEMCO"), SEMCO Consultants, Inc. a Michigan corporation and a wholly-owned subsidiary of SEMCO ("Newco"), and Oilfield Materials Consultants, Inc., a Texas corporation, (the "Company"), and Jimmy C. Foster ("Shareholder"), sometimes referred to individually as "Party" and collectively as "Parties".

     The Boards of Directors of SEMCO and Newco and the Shareholder and the Board of Directors of the Company, deeming it advisable for the mutual benefit of SEMCO, Newco and the Company and their respective shareholders that SEMCO acquire the Company by the merger of the Company and Newco under the terms and conditions hereinafter set forth (the "Merger"), have approved this Agreement and Plan of Merger. It is intended by the Parties that the transactions hereunder qualify as a tax free reorganization under Section 368 of the Internal Revenue Code and be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree that the Company and Newco shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:


                            ARTICLE I
                         Plan of Merger

     SECTION 1.1 Actions to be Taken. Upon performance of all of the covenants and obligations of the Parties contained herein and upon fulfillment (or waiver) of all of the conditions to the obligations of the Parties contained herein, at the Effective Time of the Merger (as hereinafter defined) and pursuant to the Michigan Business Corporation Act (the "MBCA") and the Texas Business Corporation Act (the "TBCA"), the following shall occur:

     1.1.1 The Company shall be merged with and into Newco, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of the Company shall cease at the Effective Time of the Merger, and thereupon the Company and Newco shall be a single corporation, the name of which shall be Oilfield Materials Consultants, Inc. Newco, as the Surviving Corporation, shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of the Company in accordance with the MBCA and TBCA.

     1.1.2 The Articles of Incorporation of Newco shall be and remain the Articles of Incorporation of the Surviving Corporation until amended as provided by law.

     1.1.3 The Bylaws of Newco shall be and remain the Bylaws of the Surviving Corporation until amended as provided by law.

     1.1.4 Until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, William L.
Johnson, John E. Schneider and Kurt A. Angermeier shall be the directors of the Surviving Corporation.

     1.1.5 Until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, the following persons shall be the officers of the Surviving
Corporation:

          Chairman & President          William L. Johnson
          Vice President                John E. Schneider
          Vice President & Treasurer    Kurt A. Angermeier
          Secretary                     Sherry Abbott

     1.1.6 As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Article IX hereof (the "Closing"), a certificate of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with, the MBCA and articles of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with the TBCA, in form and substance satisfactory to the Parties and providing for immediate effectiveness of the Merger (the "Certificates of Merger"), shall be filed with the Administrator, Michigan Department of Consumer & Industry Services, Corporation, Securities & Land Development Bureau of the State of Michigan ("Administrator") and the Secretary of State of the State of Texas. The Merger shall become effective on the date on which the Certificate of Merger is properly filed pursuant to the MBCA and the certificate of merger issued in accordance with the TBCA. As used in this Agreement, the "Effective Time" shall mean such date.

     SECTION 1.2 Common Stock of Surviving Corporation. Following the Effective Time of the Merger, each of the issued and outstanding shares of common stock of Newco shall, by virtue of the Merger and without any action on the part of SEMCO continue to be outstanding shares of common stock of the Surviving Corporation. Each share shall be fully paid and non assessable.

     SECTION 1.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     1.3.1 The term "Average Price" shall mean the average (rounded to the nearest penny) of each "Mid-Price" (as defined herein) of SEMCO Common Stock during the Trading Period (as defined herein). The "Trading Period" shall mean the period of twenty (20) consecutive trading days ending on and including October 27, 1998; provided, however, that if no trades occur on any of such trading days, the trading days on which no trades occur shall be disregarded and a sufficient number of trading days on which trades did occur and which immediately preceded the twenty (20) consecutive trading days shall be added to the Trading Period so that there will be a total of twenty (20) trading days on which trades occurred. The Mid-Price for those days shall be employed for the calculations described herein. For purposes of this Agreement, the term "Mid-Price" on each trading day shall mean the median between the high and the low trade prices for all of the stock trades of SEMCO's Common Stock traded on such trading day as quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System. The Parties have computed the Average Price as $15.547

     1.3.2 The term "Number of Outstanding Shares" shall be the number of issued and outstanding shares of the Company Common
Stock at the Effective Time of the Merger.

     1.3.3  The term "SEMCO Common Stock" shall mean the common
stock of SEMCO, $1.00 par value.   "SEMCO Shares" and "Number of
SEMCO Shares" shall mean the Nine Hundred Five Thousand Two Hundred and Two (905,202) shares of SEMCO Common Stock to be issued in the Merger, which number is the result obtained by dividing Fourteen Million Seventy-Three Thousand One Hundred Eighty Dollars ($14,073,180) by the Average Price of $15.547.

     SECTION 1.4 Cancellation or Conversion of Company Common
Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder:

     1.4.1 Treasury Shares. Any share of the Company's common stock, $1.00 par value ("Company Common Stock"), held in the treasury of the Company, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Company Common Stock under this Agreement.

     1.4.2  Conversion.  At the Effective Time of the Merger, the
Outstanding Common Shares of the Company shall be converted into Nine Hundred Five Thousand Two Hundred and Two (905,202) shares of SEMCO Common Stock.

     1.4.3  Fractional Shares. No fractional shares of SEMCO
Common Stock shall be issued.

     1.4.4 Surrender of Shares. After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing Outstanding Common Shares of Company Common Stock converted into SEMCO Common Stock pursuant to
Section 1.4.2 hereof ("Company Stock Certificates"), upon surrender thereof to SEMCO shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of SEMCO Common Stock into which the shares of Company Common Stock theretofore represented by such surrendered certificate or certificates shall have been converted pursuant to Section 1.4.2 hereof, rounded up to the nearest integer.

     Until so surrendered, each outstanding Company Stock Certificate shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions, if any, in respect of SEMCO Common Stock, to represent the number of whole shares of SEMCO Common Stock into which the shares of Outstanding Common Shares of Company Common Stock theretofore represented thereby shall have been converted.

     SECTION 1.5 Adjustments for SEMCO Stock Splits, Etc. In the event that, subsequent to the date of this Agreement but prior to the Effective Time of the Merger, the outstanding shares of SEMCO Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities and such increase, decrease, change or exchange shall have been effected through a stock dividend, stock split or reverse stock split, then an appropriate and proportionate adjustment shall be made in the manner in which the Number of SEMCO Shares is calculated hereunder.

     SECTION 1.6 Further Assurances. From time to time, on and after the Effective Time of the Merger, as and when requested by SEMCO or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time of the Merger shall, at SEMCO's expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further or other reasonable actions as SEMCO or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to reasonably carry out fully the provisions and purposes of this Agreement.


                           ARTICLE II
          Representations and Warranties of the Company
                       and the Shareholder

     Other than exceptions set forth in reasonable detail in
Exhibit II hereto and referring to the warranty or warranties to which the exception relates, the Company and the Shareholder hereby jointly and severally represent and warrant to, and agree with, SEMCO and Newco as follows:

     SECTION 2.1 Organization. The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own its property and conduct the business in which it is engaged. The Company has previously delivered to SEMCO copies of its Articles of Incorporation, Bylaws, corporate minutes and stock transfer records, none of which has been amended since the date of such delivery, and all of which are true, correct and complete.

     SECTION 2.2 Capitalization. The Company is authorized to issue only 1,000 shares of Company Common Stock of $1.00 par value. No other shares of stock, common, preferred, or otherwise, are authorized. As of the date hereof, there are 100 shares of Company Common Stock issued and outstanding (the "Outstanding Common Shares"). The Outstanding Common Shares are all owned by Shareholder. All of the Outstanding Common Shares have been fully paid, have been validly issued, and are non-assessable.

     The Company does not have outstanding any options or warrants to purchase, or contracts to issue, or contracts or any other rights entitling anyone to acquire shares of its capital stock of any class or kind, or securities convertible into such shares. Immediately prior to the Effective Time of the Merger, the outstanding shares of Company Common Stock shall not exceed the above-mentioned 100 Outstanding Common Shares.

     At the Closing and at the Effective Time of the Merger, the Shareholder shall have good and marketable title to the Company
Common Stock, free and clear of all claims, liens and encumbrances.

     SECTION 2.3 Subsidiaries, Etc. The Company has no equity interest in any corporation, partnership, joint venture or other entity.

     SECTION 2.4 Qualification. To the best knowledge of the Company and Shareholder, Company is qualified to do business as a foreign corporation in all jurisdictions in which the nature of the Company's business, location of its assets, or other factors require it to be so qualified.

     SECTION 2.5 Financial Statements.

     2.5.1 The Company has delivered to SEMCO copies of the balance sheets of the Company as of December 31, 1995, December 31, 1996 and December 31, 1997 and the statements of income and retained earnings of the Company for the years ending on said dates audited and certified by Harris Wooten, certified public accountant (the "Annual Statements"), and the Balance Sheet of the Company as of September 30, 1998, and the statement of income and retained earnings of the Company for the period ending on said date reviewed by Harris Wooten, certified public accountant (the "Interim Statements").

     The Annual Statements are true, complete and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. The Annual Statements fairly present the financial condition and assets and liabilities, whether accrued, absolute, contingent or otherwise, as of the dates indicated and the results of operation of the Company for the periods then ended.

     The Interim Statements are true, complete and correct, have been prepared in accordance with generally accepted accounting principles, consistently followed (subject, however, to normal year-end adjustments, none of which will be materially adverse, and to the absence of footnotes), and fairly and accurately present the financial condition and assets and liabilities, whether accrued, absolute, contingent or otherwise, of the Company as of the dates indicated and the results of operations of the Company for the periods then ended.

     SECTION 2.6 Liabilities. Except as and to the extent reflected or reserved against in the Interim Statement, or otherwise disclosed herein, the Company had, as of the date of such Statement, no liabilities, whether accrued, absolute, contingent, liquidated or unliquidated, or otherwise. As of the date of this Agreement, the Company is not subject to and does not have any liabilities, whether accrued, absolute, contingent, liquidated or unliquidated, or otherwise, except as disclosed in the Interim Statements and except for such liabilities as have arisen in the ordinary course of business of the Company since the date of such Interim Statements, none of which newly arisen liabilities and obligations have a material adverse effect upon the Company, its organization, business, properties, or financial condition.

     SECTION 2.7 Real Estate. The Company does not own or have title to any real estate, and has never owned or had title to any real estate. The Company does not lease any real estate other than pursuant to one real estate lease listed on Exhibit 2.7, Leases and Contracts, a true and correct copy of which has been delivered to SEMCO (the "Lease"), and, other than pursuant to the Lease, has not leased any other real estate during the past ten
(10) years. Each of the Company and the other party thereto is not in default under the Lease, and there are no facts which, with notice and/or the passage of time, would constitute such a default. All buildings leased by the Company pursuant to the Lease are in good condition, normal wear and tear excepted, and the heating, air conditioning, plumbing and electrical systems of each such building are in good operating order, ordinary wear and tear excepted. The Company has not received notice that said buildings do not comply with municipal, state and federal statutes, ordinances, rules and regulations applicable to the construction of the buildings and their actual use, and the buildings comply with said statutes, ordinances, rules and regulations. No consent is required under the Lease in connection with the Merger.

     SECTION 2.8 Leased Tangible Personal Property. The Company does not lease any personal property other than pursuant to (i) leases in the ordinary course of business which can be terminated on not more than thirty (30) days notice by the Company without payment of any penalty or termination payment, and (ii) leases ("Personal Property Leases") which are listed on Exhibit 2.8, true and correct copies of which have been delivered to SEMCO. Each of the Company and the other parties thereto is not in default under any of the Personal Property Leases, and the Company is not aware of any fact which, with notice and/or passage of time, would constitute such a default. No consent is required under the Personal Property Leases in connection with the Merger.

     SECTION 2.9 Assets. The equipment, furniture, computers, and other tangible personal property (other than inventory) owned, leased or used by the Company in its business is in good condition, normal wear and tear excepted, and is in good operating order. Exhibit 2.9 hereto lists all furniture, equipment, and other tangible personal property of the Company (other than inventory and supplies) having an original cost of $5,000 or more. Exhibit 2.9 also lists all equipment, furniture, computers and other tangible personal property which (i) is used by the Company or which is located on the Company's premises and
(ii) which is not owned by the Company, except for items leased under Leases elsewhere disclosed herein and except for normal personal property of employees. Except for sales of inventory in the ordinary course of business, since the date of the Interim Statement no tangible assets (whatever their original cost) have been transferred from the Company, whether by sale, dividend or otherwise.

     SECTION 2.10 Intangibles. Exhibit 2.10 is an accurate and complete list of all intangible personal property owned or used (whether by license or otherwise) by the Company in its business, including all distributorship, franchise and license agreements (whether the Company is the grantor or grantee of such distributorship, franchise or license), patents, patent applications, inventions, trademarks, trademark applications, copyrights and trade names (whether the Company owns such items or is licensed to use them). The Company is the sole and exclusive owner of each of said items of intangible personal property shown as owned by it. Said items represent the only intangible personal property required by the Company in order to operate the businesses presently conducted by the Company.

     Except as set forth on Exhibit 2.10, there are no pending claims or demands against the Company with respect to any of such items of intangible personal property, and no proceedings have been instituted, are pending, or, to the best knowledge of the Company and the Shareholder, have been threatened to terminate or cancel any such agreements or which challenge the right of the Company with respect to any of such intangible assets; and there are no facts known to any executive officers or director of the Company which suggest that any such agreements will not be renewed at their next expiration date. No part of the business carried on by the Company, no product of the Company, and none of the Company's assets infringe or violate the patent, trademark, trade name, copyright, trade secret or the other rights of any other person. Except as set forth on Exhibit 2.10, the Company has the unrestricted right to use, free from any rights or claims of others, all trade secrets and customer lists which it has used or which it is now using in connection with the sale of any and all products or services which have been or are being sold by it.

     SECTION 2.11 Accounts Receivable and Inventory.

     2.11.1 Accounts. All accounts receivable of the Company reflected in the Balance Sheets included in the Annual Statements and in its Interim Statements originated in the ordinary course of its business, are valid, and are fully collectible and not subject to any defense, counterclaim or setoff, except and only to the extent of the reserve against accounts receivable shown on the Company's Balance Sheets included in such Statements.

     2.11.2  Inventory.  The Company carries no inventory.

     SECTION 2.12 Title to Assets. The Company has good and marketable title in and to all of its property reflected in the Interim Statements plus all assets purchased by the Company since September 30, 1998, less all assets which the Company has disposed of in the ordinary course of business since such date, which property in each case is free and clear of any security interests, consignments, liens, judgments, encumbrances, restrictions, or claims of any kind except (a) security interests listed and described on Exhibit 2.12, and (b) liens for current taxes or assessments not yet due or delinquent.

     SECTION 2.13 Contracts.

     2.13.1 Contracts. Exhibit 2.13 hereto lists, and the Company has previously delivered to SEMCO, true and complete copies of all of the following contracts or other obligations to which the Company is a party or by which it is bound:

          (a) employment agreements and any other contracts or understandings with or loans to any of the Company's shareholders, officers, directors, employees, consultants, salesmen, distributors or sales representatives, including but not limited to any which relate to bonuses or deferred compensation;

          (b) any employee benefit plan made available by the Company to any of its employees;

          (c) any collective bargaining agreement or other agreement with any union;

          (d)  significant outstanding contracts with customers;

          (e) any deeds of trust, mortgages, conditional sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company are subject to a lien, encumbrance, charge or other restriction;

          (f) any loan agreements (whether for borrowing or lending), letters of credit or lines of credit;

          (g) any contracts restricting the Company from doing business in any areas or in any way limiting competition and any contracts which limit, restrict or transfer rights to any technology utilized or developed by the Company or which establish rights of a supplier or customer to a particular product marketed or being developed by the Company; for each such contract,
          Exhibit 2.13 briefly describes the restrictions or limitations contained in the contract;

          (h) any construction contracts, or contracts for the purchase of equipment, and any contracts calling for aggregate payments by the Company in excess of $10,000 in the aggregate and which are not terminable without cost or liability on notice of thirty (30) days or less;

          (i) any joint venture, partnership or limited partnership agreement involving the Company;

          (j) any indemnification by the Company and any guarantees by the Company of the obligations of any other party except those resulting from the endorsement of customer checks deposited by the Company for collection;
          (k) any license or franchise agreement, either as licensor or licensee or franchisor or franchisee, including any such agreements relating to intangible property, and any distributorship, dealership, or sales agency agreement.

          (l)  any insurance policies or contracts;

          (m) any other contracts which may have material impact on the Company's results of operations or financial condition; and

          (n) Any commitments to enter into any of the types of contracts and obligations referred to in this Section
          2.13.

     The Company has not received notice of any default under any such contracts, obligations or commitments, the Company is not in default under any such contracts, obligations or commitments, there are no facts which, with notice and/or the passage of time, would constitute such a default, and no other party thereto is in default. No consent is required under the contracts, obligations and commitments referred to in this Section 2.13 in connection with the Merger.

     2.13.2 Purchase Commitments. None of the Company's purchase commitments is in excess of the normal, ordinary, and usual requirements of the Company's business or was made at any price substantially in excess of then-current market price, or contains terms and conditions significantly more onerous than those which are usual and customary in the Company's industry.

     2.13.3 Bids and Contracts. Exhibit 2.13.3 hereto lists, and the Company has previously delivered to SEMCO true and complete copies of all significant outstanding bids, proposals to perform services for customers, or unfilled orders quoting prices.

     2.13.4 Materially Adverse Contract. The Company is not a party to or otherwise bound by any contract, agreement, plan, lease, license, commitment, or undertaking which is materially adverse, materially onerous, or materially harmful to any aspect of the Company's business.

     SECTION 2.14 Suppliers. Exhibit 2.14 is a list setting forth all suppliers to the Company who are significant to the Company, including without limitation (i) all suppliers who have supplied products and/or services to the Company in the ten (10) month period beginning January 1, 1998, where the total consideration payable to the supplier exceeded $10,000, and (ii) suppliers who are a sole source (i.e., a supplier who could not be replaced by another supplier) for a special and/or critical product supplied by them. Exhibit 2.14 also lists all open ended purchase orders which exist on the date hereof or which will exist as of the Closing Date. For these purposes, open-ended purchase orders shall mean purchase orders or other contractual arrangements providing for extended deliveries by the supplier, multiple deliveries by the supplier, or which provide for purchases of quantities significantly in excess of those required in the normal course of business of the Company.

     To the best of the Company's knowledge, none of the Company's current customers or suppliers intends to terminate or change significantly its relationship with the Company, whether as a result of the Merger or otherwise.

     SECTION 2.15 Transactions With Directors, Officers, Employees and Affiliates. There have been no transactions since January 1, 1996, between the Company and any director, officer, employee or affiliate (as defined in Rule 405 promulgated by the SEC) of the Company, except on an arm's length basis in accordance with normal business practices. Since January 1, 1996, none of the officers, directors, employees or affiliates of the Company, or any member of the immediate family of any such per sons, has been a director of officer of, or has had a material interest in, any firm, corporation, association or business enterprise which during such period has been a material supplier, customer or sales agent of the Company or has competed to a material extent with the Company.

     SECTION 2.16 Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending or, to the best of the Company's knowledge, threatened against the Company, nor is the Company subject to any existing judgments. All of the litigation described in Exhibit 2.16 has been concluded with respect to the Company. The Company is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

     SECTION 2.17 Insurance. The Company has not received any notice of cancellation with respect to any insurance policy of the Company. All premiums due under any such insurance policy have been paid in full. The Company has timely filed all claims or timely notified insurance carriers of events or circumstances giving rise to any claims under such policies.

     SECTION 2.18 Authority Relative to Agreement:
Enforceability. Shareholder has the power to approve the Merger on behalf of the Company. Shareholder will vote his stock in favor of the Merger.

     The execution, delivery and performance of this Agreement are within the legal capacity and power of the Company; have been duly authorized by all requisite corporate action on the part of the Company, other than shareholder approval; require the approval or consent of no other persons, entities or agencies, and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the Articles of Incorporation and Bylaws of the Company or of any agreement, obligation or commitment binding upon the Company.

     This Agreement is a legal, valid and binding obligation of the Company and the Shareholder enforceable against each of them in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.

     SECTION 2.19 Compliance With Applicable Laws; Environmental
Matters.

     2.19.1 Laws. The Company, its operations, assets and all real property ("Company Real Property") now or previously operated, used or leased by, to or for the Company, including, without limitation, all real property subject to the Lease, are in compliance with all federal, state, county, and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law applicable to the conduct and business of the Company and to the assets owned, used or occupied by it (collectively referred to hereinafter as the "General Laws"), including without limitation all applicable federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law concerning or relating to the protection of health and the environment (collectively referred to hereinafter as the "Environmental Laws"). The Company has not received any notice of violation, citation, complaint, request for information, order, directive, compliance schedule or other similar enforcement order, or any other notice from any administrative or governmental agency or entity, indicating that either the Company or the Company Real Property were not or currently are not in compliance with all Environmental Laws and General Laws.

     2.19.2 Environmental Laws. All businesses and operations of the Company and the Company Real Property are in compliance with any: (i) judgments, orders, decrees or awards, or directives, of any court, arbitrator or administrative or governmental agency or entity concerning compliance with the Environmental Laws; and (ii) consent decrees, administrative orders, settlement agreements or other settlement documents entered into with any administrative or governmental agency or entity concerning compliance with the Environmental Laws.

     2.19.3 Hazardous Materials: Storage Tanks. All assets owned, leased or licensed by the Company, including without limitation, the Company Real Property, are free of all materials designated as hazardous substances, wastes, hazardous materials, pollutants or contaminants under any Environmental Laws (collectively, "Hazardous Materials") other than Hazardous Materials which are properly stored and licensed where required, and are free of physical conditions which violate any Environmental Laws. All storage tanks and associated pipes, pumps and structures (whether above or below ground) located in or on the Company Real Property are in sound condition, free of corrosion, meet all design and performance standards required by all Environmental Laws, and do not now, and did not at any time in the past, evidence impaired integrity or leakage. No Hazardous Materials used or generated by the Company or generated at the Company Real Property have been treated, stored, transported or disposed of in violation of any Environmental Laws; and all Hazardous Materials which have been utilized in the business or operation of the Company or which have been removed, released, discharged or emitted from the Company Real Property were and are documented, transported and disposed of in compliance with all Environmental Laws.

     2.19.4 Licenses and Permits. Exhibit 2.19.4 hereto lists permits, licenses and other authorizations issued by administrative or governmental agencies or entities under the General Laws and the Environmental Laws or otherwise required for the conduct of the Company's business as presently conducted which are held by the Company or its employees or agents ("Licenses and Permits"). The Licenses and Permits include all such permits which are necessary to the Company's business and operations and the Company is and has been in compliance with the terms and conditions of the Licenses and Permits. Under the General Laws and the Environmental Laws and the Licenses and Permits, the consummation of the transactions contemplated by this Agreement do not and will not: (i) affect the validity of the Licenses and Permits; or (ii) require the consent of any governmental authority or third party.

     SECTION 2.20 ERISA and Employment Matters.

     2.20.1 No employee of the Company has a written or oral agreement (or an assurance pursuant to any employee manual) which would preclude the Company from terminating such employee's employment at any time with no obligation of the Company to make any payment except wages and accrued benefits to the date of termination. The Company has not engaged in any discriminatory hiring or employment practices nor have any employment discrimination complaints been filed against the Company with any state or federal agency. The Company has not been threatened by any former employee with any suit alleging wrongful termination.

     The Company has delivered to SEMCO (i) all employment manuals utilized by the Company within the past three years, (ii) copies of any determination letters received by the Company from the Internal Revenue Service or any other governmental authority with respect to any employee benefit plan, (iii) copies of any summary plan descriptions or summaries of material modifications relating to any employee benefit plan (as defined in Section 3(3) of ERISA) that have been prepared or distributed in the past three years, and (iv) any annual reports (Form 5500 series) filed for any employee benefit plan or fringe benefit plan (within the meaning of Code Section 6039D) for plan years ending in 1997. To the best knowledge of Company and Shareholder, all such summary plan descriptions, summaries, and annual reports, were true, complete and correct, and complied with all requirements applicable thereto, at the time such documents were distributed or filed. The current summary plan descriptions comply with all applicable requirements and properly describe the current versions of the plans to which they relate.

     2.20.2 There are no present or former Company employees, directors or independent contractors entitled to (i) pension benefits that are "unfunded" as defined under ERISA or (ii) any pension benefit or welfare benefit to be paid after termination of employment other than pursuant to the Company's 401(k) Plan (the "Plan"). Except with respect to continuation coverage under group health plans pursuant to Section 4980B ("COBRA") of the Internal Revenue Code of 1986, as amended (the "Code"), no other benefits (whether or not pursuant to any plan or benefit arrangement that is subject to the Employee Retirement Income and Security Act ("ERISA")) whatsoever are payable to any present or former Company employees after termination of employment or to any present or former directors or independent contractors after cessation of service to the Company (including, but not limited to, any post-retirement medical or death benefits, any severance benefits or any disability benefits).

     2.20.3 There are no arrangements or contracts with any director, officer, employee or independent contractor of the Company that require any deferred compensation to be paid or provided following termination of services.

     2.20.4  Each "employee welfare benefit plan" (as defined in
Section 3(l) of ERISA) of the Company is either funded through insurance or is unfunded for purposes of ERISA. There are no reserves, assets, surplus or prepaid premiums on the Company's
Balance Sheet with respect to   any such plan, and, the Company
is not in default under any such plan, and all such plans are in compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967).

     2.20.5 Each of any "employee welfare benefit plan" (as defined above) maintained by the Company, any fiduciary thereof, and the Company is not subject to any liability (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law.

     2.20.6 The Plan, any fiduciary thereof and the Company is not subject to any liability (other than normal liabilities and expenses associated with maintenance of such plan or arrangement as an ongoing benefit plan or arrangement) under ERISA or the Code or any other applicable law, including without limitation, liability resulting from a partial plan termination or from prohibited transactions. The Plan has been administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other federal, state and other applicable laws, rules and regulations (including, without limitation, any funding, filing, terminating, reporting, disclosure and fiduciary obligations and any prohibited transaction restrictions). The Plan is "qualified" within the meaning of Section 401(a) of the Code, and has from its inception been so qualified, and any trust created pursuant to the Plan is exempt from federal income tax under Section 501(a) of the Code. A favorable determination letter for the Plan has been received from the Internal Revenue Service.

     2.20.7 The Company neither maintains, nor has it ever maintained or ever been obligated to contribute to, (i) a multi-employer plan within the meaning of Section 3(37) of ERISA, or
(ii) except for the Plan, and any other employee benefit plan within the meaning of Section 3(3) of ERISA.

     2.20.8 There are and there have been no inquiries, proceedings, claims or suits pending or, to the best knowledge of the Company and the Shareholder, threatened by any governmental agency or authority or by any participant or beneficiary against the Plan, the assets of the trust under the Plan, the Company, the plan administrator of the Plan, any fiduciary of the Plan or any of the Company's "employee welfare benefit plans" (as defined above) with respect to the operation of the Plan or such benefit plans.

     2.20.9 The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event,
(i) entitle any employee of the Company to severance pay or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation due to any such employee.

     2.20.10 The Company has no obligation for (i) any long-term disability benefits to or for any of the Company's employees who become disabled prior to the Closing Date (including any individual who is disabled but has not satisfied any applicable waiting period) and (ii) any life insurance benefits promised, due and/or payable to or for any of the Company's employees who die prior to the Closing Date.

     SECTION 2.21 Taxes. All tax and information returns required to have been filed by the Company have been filed with the appropriate authority; and all federal, state and local taxes (including without limitation income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities), charges, assessments, penalties and interest of the Company ("Tax Liabilities") required to be paid on or before the date hereof have been paid. Such returns were correct as filed. No assessments or additional Tax Liabilities have been proposed or threatened against the Company or any of its assets, and the Company has not executed any waiver of the statute of limitations on the assessment or collection of any Tax Liabilities.

     The Balance Sheet included in the Interim Statements includes full and adequate provision for (i) all Tax Liabilities incurred or accrued as of the date of said Statement, and (ii) any and all Tax Liabilities which may hereafter be assessed or imposed on the Company with respect to time periods ending on or before the date of said Balance Sheet, except for Company's final franchise tax return, which Company will file prior to the Closing. Since the date of said Balance Sheet, and through the Effective Time of the Merger, the Company has not incurred and will not incur any Tax Liabilities other than in the ordinary course of business and not in excess of amounts incurred in the ordinary course in prior periods.

     True and complete copies of the Company's federal, state and local tax returns for the years have been delivered previously by the Company to SEMCO.

     The federal tax returns and state tax returns of the Company have never been audited by the Internal Revenue Service. There are no pending investigations of the Company or its tax returns by any federal, state or local taxing authority, no federal, state or local tax liens upon any of the Company's assets, and no presently effective extensions to the limitation periods for the imposition of tax liability against the Company for any of its open taxable years.

     SECTION 2.22 Business Changes.  Except as described on
Exhibit 2.22, since September 30, 1998 there has not been:

     2.22.1 any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of the Company;

     2.22.2 any damage, destruction or loss (whether or not covered by insurance) affecting the Company's business or its assets;

     2.22.3 any increase or decrease in the rates of compensation payable or to become payable by the Company to any of its officers, directors or employees over or under the rates in effect during the year ended December 31, 1997, other than general increases made in accordance with past practices which are described on Exhibit 2.22.3; or any declaration, payment, commitment, or obligation of any kind for the payment by the Company of any bonus (other than standard year-end bonuses consistent with past practices which are described on Exhibit
2.22.3 and the withdrawal by Shareholder of an amount which is equivalent to the income tax on the Company's taxable income allocated to Shareholder attributable to activities of the Company for the period from January 1, 1998 to the Closing, assuming a tax rate of 39.6%), additional salary or compensation, or retirement, termination or severance benefits to officers, directors or employees;

     2.22.4 any material amendment or termination of any material contract, lease or license to which the Company is a party or by which it may be bound, other than in the ordinary course of business;

     2.22.5 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Company, or any cancellation or compromise of any debt or claim of the Company other than in the ordinary course of business;

     2.22.6 any labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize the Company's employees;

     2.22.7 any acquisition by the Company of the assets or capital stock of another business entity;

     2.22.8 any distribution or disposition of the Company's assets other than in the ordinary course of business;

     2.22.9 any termination of any permit or license issued to the Company or to any of its employees or agents;

     2.22.10 any statute, order, judgment, writ, injunction, decree, permit, rule or regulation of any court or any governmental or regulatory body adopted or entered or proposed to be adopted or entered which may adversely affect the property or business of the Company;

     2.22.11 any event or occurrence affecting the Company, its business or its industry which may cause an adverse change affecting the Company's sales, profitability or financial condition; or

     2.22.12 any dividend or distribution declared, set aside or paid in respect of the Company Common Stock or any repurchase by the Company of shares of Company Common Stock.

     SECTION 2.23 Industrial Revenue Bonds. The Company is not indebted under any industrial revenue bonds.

     SECTION 2.24 Asset Sales; Merger. The Company has not, except for sales of inventory in the ordinary course of business, sold, transferred or distributed any significant portion of its assets during the five year period preceding the date hereof nor has the Company taken any other action which would preclude the Merger from qualifying as a reorganization within the meaning of
Section 368 of the Code.

     SECTION 2.25 Full Disclosure. To the best knowledge of Company and Shareholder, no representation or warranty made by the Company or the Shareholder in connection with this Agreement, no certification furnished or to be furnished to SEMCO pursuant to this Agreement, and no agreements, instruments or documents delivered by the Company to SEMCO or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     SECTION 2.26 "Best Knowledge". As used in this Article II and elsewhere in this Agreement, "Best Knowledge," or words of similar import, mean the knowledge a person would have after due inquiry into the matter in question.


                          ARTICLE III
            Representations and Warranties of SEMCO

     SEMCO hereby represents and warrants to, and agrees with, the Company as follows:

     SECTION 3.1 Organization. Each of SEMCO and each "Material Subsidiary" (as defined herein) is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate power and authority to own its property and conduct the business in which it is engaged. SEMCO has previously delivered to the Company copies of its Articles of Incorporation and Bylaws, neither of which has been amended since the date of such delivery. For purposes of this Agreement, the term "Material Subsidiary" shall mean any subsidiary of SEMCO which, as of the date hereof, constitutes a "significant subsidiary" as defined in the SEC's Regulation S-X. For purposes of this Agreement, the term "SEMCO Corporations" shall mean SEMCO and each Material Subsidiary collectively.

     SECTION 3.2 Capitalization. SEMCO is authorized to issue 20,000,000 shares of SEMCO Common Stock, $1 par value, 500,000 shares of Cumulative Preferred Stock, $1 par value and 3,000,000 shares of Preference Stock, $1 par value. As of September 30, 1998, there were 16,383,789 shares of SEMCO Common Stock issued and outstanding, 500,000 shares of SEMCO Common Stock reserved for issuance pursuant to stock option plans, stock option agreements, and the employee stock purchase plan of SEMCO, and no outstanding rights to purchase any capital stock of SEMCO other than stock options granted to employees and non-employee directors of SEMCO.

     SECTION 3.3 SEC Filings. During the period from January 1, 1998, through the date hereof, SEMCO has timely filed with the SEC all reports and statements which it was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (the "1934 Act"). None of such reports and statements filed by SEMCO with the SEC since January 1, 1998 (collectively, the "SEMCO Reports"), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. SEMCO has delivered to the Company copies of all statements on Schedule 13D and 13G known to SEMCO which have been filed with the SEC with respect to the SEMCO Common Stock pursuant to the 1934 Act.

     SECTION 3.4 Authority Relative to Agreement; Enforceability. The execution, delivery and performance of this Agreement is within the legal capacity and power of SEMCO and Newco; have been duly authorized by all requisite corporate action on the part of SEMCO and Newco; require the approval or consent of no persons, entities or agencies, other than such approvals as may be required under the 1933 Act, the 1934 Act and state securities laws; and will neither violate nor constitute a default under, nor create a lien or breach under, nor result in the acceleration of performance or right to accelerate performance under (whether or not after the giving of notice or lapse of time or both), the terms of the Articles of Incorporation and Bylaws of SEMCO or Newco or of any material agreement, obligation or commitment binding upon the SEMCO Corporations (other than agreements as to which appropriate consents, if obtained, shall avoid any defaults). This Agreement is a legal, valid and binding obligation of SEMCO and Newco enforceable against SEMCO and Newco in accordance with its terms, except insofar as the enforcement thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to equitable principles limiting the availability of equitable remedies.

     SECTION 3.5 Business Changes. Except as set forth in a letter delivered by SEMCO to the Company (the "SEMCO Disclosure
Letter") or in the SEMCO Reports since June 30, 1998, there has not been:

     3.5.1 any material adverse change in the consolidated working capital, financial condition, assets, liabilities
(whether absolute, accrued, contingent or otherwise), or operating profits, of SEMCO or any material adverse change in the business of the SEMCO Corporations taken as a whole;

     3.5.2 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business of the SEMCO Corporations taken as a whole;

     3.5.3 any material amendment or termination of any material contract, lease or license to which any of the SEMCO Corporations is a party or by which it may be bound, otherwise than in the ordinary course of business;

     3.5.4 any sale or other disposition of assets outside of the ordinary course of business by any of the SEMCO Corporations, other than sales or other dispositions which are not material to the SEMCO Corporations taken as a whole;

     3.5.5 any labor dispute or threat of a labor dispute or any attempt or threat of an attempt by a labor union to organize
SEMCO's employees;

     3.5.6 any dividend or distribution declared, set aside or paid in respect of the SEMCO Common Stock or any repurchase by SEMCO of shares of SEMCO Common Stock;

     3.5.7 Any material acquisition by SEMCO of the assets or capital stock of another business entity; or

     3.5.8 Any termination of any material permit or material license issued to SEMCO or to any of its employees or agents upon which a material portion of SEMCO's business is dependent.

     SECTION 3.6 Brokerage. SEMCO has not engaged any broker or finder to render services in connection with this Agreement.

     SECTION 3.7  Financial Statements.

     3.7.1 The consolidated financial statements of SEMCO included within the SEMCO Reports fairly present the consolidated financial position of SEMCO and the consolidated results of its operations as at the dates and for the periods to which they apply; such statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the periods involved, and such financial statements comply with all applicable provisions of Regulation S-X of the SEC. The interim consolidated financial statements presented in such Reports include all adjustments (subject only to normal recurring year-end adjustments) necessary for a fair presentation of SEMCO's consolidated financial position and consolidated results of operations as of the dates and for the periods presented therein.

     3.7.2 On September 30, 1998, SEMCO had no material liabilities (whether absolute, accrued, contingent or otherwise) which were required to be reflected in and disclosed on its audited balance sheet as at that date or in the notes thereto pursuant to Regulation S-X of the SEC or in accordance with generally accepted accounting principles, consistently applied, but were not so reflected. Except as set forth in the SEMCO

Disclosure Letter and/or the SEMCO Reports, since September 30, 1998, SEMCO has incurred no material liabilities (whether absolute, accrued, contingent or otherwise) in addition to those reflected in or disclosed on such audited balance sheet or the related notes, except liabilities incurred in the ordinary course of its business.

     3.7.3 SEMCO's books, records and system of internal accounting controls comply in all material respects with Section
13(b) of the 1934 Act as in effect on the date hereof.

     SECTION 3.8 Licenses and Permits. The SEMCO Corporations and their employees or agents have all material licenses, permits, orders, approvals and authorizations required for the conduct of their business as presently conducted. In all material respects, the SEMCO Corporations are acting within the terms of such licenses, permits, orders, approvals and authorizations, and no suspension or cancellation thereof has been threatened.

     SECTION 3.9 Litigation. Except as disclosed in the SEMCO Reports or the SEMCO Disclosure Letter, (i) there are no legal, administrative, arbitration or other proceedings or claims pending or, to the best of SEMCO's knowledge, threatened against the SEMCO Corporations, nor are the SEMCO Corporations subject to any existing judgment which would materially affect the consolidated financial condition or results of operations of SEMCO; (ii) the SEMCO Corporations have not received any inquiry from an agency of the federal or of any state or local government about the transactions contemplated hereby, or about any violation or possible violation of any law, regulation or ordinance materially affecting their businesses or assets.

     SECTION 3.10 Full Disclosure. No representation or warranty made by SEMCO in this Agreement or the SEMCO Disclosure Letter, no certification furnished or to be furnished by SEMCO to the Company pursuant to this Agreement, and no SEMCO document delivered by SEMCO to the Company or its counsel hereunder, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                           ARTICLE IV
                    Covenants of the Company

     SECTION 4.1 Ordinary Course of Business. Except as otherwise consented to in writing by SEMCO during the period commencing on the date hereof and ending at the Effective Time of the Merger or as contemplated by this Agreement, the Company will carry on its business diligently and in the ordinary course and use its best efforts to preserve its present business organization intact, keep available the services of its present employees and executive officers and preserve its present relationships with persons having business dealings with it.

     SECTION 4.2 Restricted Activities and Transactions. Except as otherwise consented to in writing by SEMCO, from the date hereof and through the Effective Time of the Merger the Company will not:

     4.2.1  amend its Articles of Incorporation or Bylaws;

     4.2.2 issue, sell or deliver, or agree to issue, sell or deliver, or grant, or declare any stock dividend or stock split with respect to, any shares of any class of capital stock of the Company or any securities convertible into any such shares or convertible into securities in turn so convertible, or any options, warrants or other rights calling for the issuance, sale or delivery of any such shares or convertible securities;

     4.2.3 mortgage, pledge or grant a lien upon any of its assets, tangible or intangible;

     4.2.4 except in the ordinary course of business (and consistent with past practice), (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any material debts or claims, (iii) lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its material assets, property or rights, or (iv) make or permit any substantive amendment or termination of any material contract, agreement, license or other right of which it is a party;

     4.2.5 enter into or make any change in the Plan, except as required to conform to applicable law, or materially amend or terminate any other existing employee benefit plan, or adopt any new employee benefit plan;

     4.2.6 acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of the foregoing, or enter into any agreement providing for any of the foregoing;

     4.2.7 directly or indirectly solicit, encourage or authorize any individual, corporation or entity (including with out limitation its directors, officers, employees, attorneys, accountants and investment bankers) to directly or indirectly solicit or encourage any inquiry, proposal, offer or possible offer from a third party relating to or enter into any agreement for (i) the purchase of shares of any class of capital stock of the Company or any securities convertible into any such shares or convertible into securities in turn so convertible, or the acquisition of any option, warrant or other right to purchase or otherwise acquire any such shares or convertible securities, (ii) a tender or exchange offer for any shares of Company Common Stock, (iii) a purchase, lease or other acquisition of all or a substantial portion of the assets of the Company, any product line or line of business of the Company or any other material asset of the Company, or (iv) a merger, consolidation or other combination involving the Company; or provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or entity in furtherance of any such inquiry, proposal, offer or possible offer. The Company will instruct its agents (including without limitation its directors, officers, attorneys, accountants and investment bankers) not to take any action which the Company is prohibited from taking pursuant to this Section 4.2.7.

     4.2.8 except in the ordinary course of business, enter into or agree to enter into any transaction, or incur or discharge any obligation or liability, material to the business of the Company;

     4.2.9 declare or pay any dividend on its capital stock in cash, stock or property, or redeem, purchase or otherwise acquire any shares of Company Common Stock or any options or warrants to purchase Company Common Stock, except that Shareholder may withdraw cash from the Company in an amount which is equivalent to the income tax on the Company's taxable income allocated to Shareholder attributable to activities of the Company for the period from January 1, 1998 to the Closing, assuming a tax rate of 39.6%.

     4.2.10 enter into any material licensing arrangement or other contract;

     4.2.11 settle any pending litigation in a manner that is materially adverse to the Company or commence any material litigation;

     4.2.12 increase the compensation payable to any of its employees, or accrue or pay any bonuses or other payments other than regular compensation to any employee or consultant; or

     4.2.13 take any action which will prevent any of its warranties and representations herein from being true in all material respects as of the Effective Time of the Merger.

     SECTION 4.3 No Default or Violation. Except as otherwise consented to in writing by SEMCO, prior to the Effective Time of the Merger the Company will use its best efforts not to (i) violate, or commit a breach of or a default under, any material contract, obligation or commitment to which it is a party or to which any of its assets may be subject or (ii) violate any applicable federal or state statutes, regulations or any injunctions, orders or judgments binding upon the Company.

     SECTION 4.4 Insurance. Except as otherwise consented to in writing by SEMCO, prior to the Effective Time of the Merger, the Company will maintain in full force and effect all policies of insurance in substantially the same amounts and types of coverage as are presently in effect on the date of this Agreement.

     SECTION 4.5 Reports; Taxes. Except as otherwise consented to in writing by SEMCO, prior to the Effective Time of the
Merger:

     4.5.1 the Company will duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state and local authorities;
and

     4.5.2 unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefor, the Company will (i) promptly pay all Tax Liabilities indicated by such returns or otherwise lawfully levied or assessed upon it or any of its properties and (ii) withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments required by law to be so withheld or collected.

     SECTION 4.6 Advice of Changes. The Company will promptly advise SEMCO orally and in writing of (i) any event occurring subsequent to the date of this Agreement and prior to the Effective Time of the Merger which would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue, inaccurate or incomplete in any material respect and (ii) any material adverse change in the working capital, financial conditions, assets, liabilities whether absolute, accrued contingent or otherwise), operating profits, business or prospects of the Company.

     SECTION 4.7 Notification of Takeover Proposal and Other Matters. The Company shall promptly advise SEMCO orally and in writing of any "takeover proposal" or of any proposal, or inquiry reasonably likely to result in a proposal, which the Company has reason to believe is or may lead to any "takeover proposal." For purposes of this Agreement, the term "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company, or for the acquisition of a substantial equity interest in the Company, a substantial portion of the assets of the Company or a product line or line of business of the Company, other than as contemplated by this Agreement. The Company shall promptly advise SEMCO orally and in writing of the receipt by the Company of any notification submitted to the Company pursuant to any law of any purchase or proposed purchase of any securities of the Company by any person.

     SECTION 4.8 The Company will use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances and orders of governmental and regulatory authorities required in order for the Company to perform its obligations hereunder.

     SECTION 4.9 Access to Records. SEMCO may, prior to the Effective Time of the Merger, through its employees, agents and representatives, make or cause to-be-made a detailed review of the business and financial condition of the Company and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of the Company. The Company agrees to assist SEMCO in conducting such review and investigation and will provide, and will cause its independent public accountants to provide, SEMCO and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of the Company, including its books, records (including tax returns filed or in preparation), projections, personnel and premises, the audit work papers and other records of its independent public accountants and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency. Neither any investigation by SEMCO nor the receipt by SEMCO of any data or information from the Company shall affect the right of SEMCO to terminate this Agreement as provided in Article X hereof.

     SECTION 4.10 Best Efforts. The Company shall use its best efforts (a) to cause to be fulfilled and satisfied all of the conditions to the closing to be fulfilled and satisfied by it,
(b) to cause to be performed all of the matters required of it at or prior to the Closing and (c) to achieve full compliance with all applicable General Laws. The Company shall use its best efforts to make all of its warranties and representations contained in this Agreement (except those representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) true and correct on all material respects as at the Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Closing.

     SECTION 4.11 Maintenance of Assets. The Company shall keep the property and assets used in its businesses in good order, repair and operating condition.

     SECTION 4.12 Shareholder Meeting. The Company shall call a special meeting of Shareholder to be held as soon as practicable for the purpose of voting upon the transactions contemplated by this Agreement, or shall have Shareholder act by written consent. In connection with any such meeting or action, the members of the Board of Directors shall, subject to the exercise of their fiduciary duties, recommend approval of such transactions.

     SECTION 4.13 Merger. The Company shall take all reasonable steps necessary for the Merger to qualify as a reorganization within the meaning of Section 368 of the Code and a "Pooling of Interests" for accounting purposes, and shall omit from taking any action which will preclude such accounting and/or tax treatment. With respect to Pooling of Interests accounting SEMCO's remedy for breach of this covenant shall be limited to rescission or election not to close, and Company and Shareholder shall have no liability.

                           ARTICLE V
                       Covenants of SEMCO

     SECTION 5.1 Best Efforts. Subject to the fiduciary duties of its Board of Directors, SEMCO shall use its best efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by it, and (b) to cause to be performed all of the matters required of it at or prior to the Closing. SEMCO shall use its best efforts to make all of its warranties and representations contained in this Agreement (except those representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing) true and correct in all material respects as at the Closing, with the same effect as if the same had been made and this Agreement had been dated as at the Closing.

     SECTION 5.2 Consents, Approvals and Filings. SEMCO will use its best efforts to obtain as promptly as possible all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities required in order for SEMCO to perform its obligations hereunder.

     SECTION 5.3 Advice of Changes. SEMCO will promptly advise the Company orally and in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of SEMCO contained in this Agreement, if made on or as of the date of such Agreement or the Closing Date, untrue, inaccurate or incomplete in any material respect and (ii) any material adverse change in the working capital, financial condition, assets, liabilities (whether absolute, accrued, contingent or otherwise), operating profits, business or prospects of SEMCO.

     SECTION 5.4 SEC Reports. Between the date hereof and the Closing Date, SEMCO shall timely file with the SEC (and, contemporaneously with such filings, shall deliver to the Company a copy of) all reports and statements required to be filed by SEMCO under the 1934 Act. None of such reports and statements shall contain an untrue statement of a material fact or shall omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.


                           ARTICLE VI
                 SEMCO Shares and Registrations

     SECTION 6.1 Shares Not Registered. The SEMCO Shares to be issued in the Merger have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws.

     Such SEMCO Shares have not been registered under the Securities Act or any state securities laws, including the Texas Securities Act by reason of their contemplated issuance in a transaction exempt from the registration requirements of the Securities Act and the Texas Securities Act. SEMCO's reliance upon these exemptions is predicated in part upon the understanding that Shareholder understands and acknowledges that SEMCO Common Shares will be acquired for Shareholder's own account, and not with a view to, or for resale in connection with any distribution or public offering thereof. The SEMCO Common Shares may not be transferred or resold without (i) registration under the Securities Act or any applicable state securities laws, or (ii) an exemption from the registration requirements of the Securities Act and applicable state securities laws.

     SECTION 6.2 Registration Rights Agreement.  At the Closing,
SEMCO and Shareholder will enter into a Registration Rights
Agreement substantially in the form of Exhibit VI.

     SECTION 6.3 Pooling of Interests Requirement. In no event will Shareholder be entitled to sell any of the SEMCO Common Shares prior to SEMCO publishing at least 30 days of combined earnings of SEMCO and Company. Any such attempted sale will be null and void and of no effect.

     SECTION 6.4 Restrictive Legend. Certificates representing the SEMCO Common Shares will contain an appropriate legend referring to the restrictions in this Agreement and the Registration Rights Agreement.

                          ARTICLE VII
          Conditions to Obligations of SEMCO and Newco

     The obligations of SEMCO and Newco under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by them in the manner contemplated by Section 12.2 hereof, on or before the Closing Date, of the following conditions:

     SECTION 7.1 Representations and Warranties True. The representations and warranties of the Company and the Shareholder contained in this Agreement shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date as if made on the Closing Date.

     SECTION 7.2 Performance of Covenants. The Company and the Shareholder shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date.

     SECTION 7.3 No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect SEMCO's ownership of the Company; no suit, action, investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against SEMCO, Newco or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise effect SEMCO's ownership of the Company or the Surviving Corporation; and no written advice shall have been received by SEMCO, Newco, the Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect SEMCO's ownership of the Company or the Surviving Corporation.

     SECTION 7.4 Approvals and Consents. The approval of the Shareholder and all approvals of applications to public authorities, Federal, state, or local, if any, and all consents or approvals of any non-governmental persons, the granting of which is necessary for the consummation of the Merger or for preventing the termination or material breach of any real property lease, or other right, privilege, license or agreement of SEMCO or the Company which is material to the business of SEMCO or the Company, or for preventing any material loss or disadvantage to SEMCO or the Company, by reason of the Merger, shall have been obtained; and no such consents or approvals shall have imposed a condition to such consent or approval which in the opinion of SEMCO is unduly burdensome to the consolidated financial condition or operations of SEMCO or to the Company's business.

     SECTION 7.5 Opinion of Counsel. SEMCO and Newco shall have received an opinion of counsel to the Company, dated the Closing
Date and addressed to SEMCO and Newco, substantially in the form and substance of Exhibit 7.5 hereto.

     SECTION 7.6 Certificates. The Company shall have furnished SEMCO with a certificate of the Company, in form and substance satisfactory to SEMCO, signed by the Company's President, to the effect that the Company's representations and warranties contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at such time (except as contemplated in Section 7.1 hereof) and that the Company has performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or on the Closing Date.

     SECTION 7.7 The Parties to the Escrow Agent shall have executed the Escrow Agreement substantially in the form of
Exhibit 7.7.

     SECTION 7.8 Resignations. The Company shall have received resignations (in form and substance satisfactory to SEMCO) from each of its directors, and each of its officers, in each case effective as of the Effective Time of the Merger.

     SECTION 7.9 Employment Agreement. Jimmy Foster and SEMCO shall have entered into an Employment Agreement substantially in the form of Exhibit 7.9.

     SECTION 7.10 Registration Rights Agreement. SEMCO and
Shareholder shall have entered into the Registration Rights
Agreement substantially in the form of Exhibit VI.

     SECTION 7.11 Closing Documentation. SEMCO shall have received such additional documentation at the Closing as SEMCO and its counsel may reasonably require to evidence compliance by the Company and Shareholder with all of their obligations hereunder.

     SECTION 7.12 Pooling of Interests Accounting. SEMCO shall have received the opinion of Arthur Andersen LLP to the effect that the transactions hereunder will be accounted for as a pooling of interests.


                          ARTICLE VIII
   Conditions to Obligations of the Company and Shareholder

     The obligations of the Company under this Agreement to consummate the Merger shall be subject to the satisfaction, or to the waiver by it in the manner contemplated by Section 12.12 hereof, on or before the Closing Date of the following conditions:

     SECTION 8.1 Representations and Warranties True. The representations and warranties of SEMCO contained in this Agreement shall be in all material respects true and accurate as of the date when made, and, except as to representations and warranties which are expressly limited to a state of facts existing at a time prior to the Closing Date, shall be in all material respects true and accurate at and as of the Closing Date as if made on the Closing Date.

     SECTION 8.2 Performance of Covenants. SEMCO and Newco shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

     SECTION 8.3 No Governmental or Other Proceedings or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or affect SEMCO's ownership of the Company; no suit, action (other than the exercise of dissenters' rights), investigation, inquiry or proceeding by any governmental body or other person or entity shall be pending or threatened against SEMCO, Newco or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of the transactions contemplated hereby or which seeks to limit or otherwise effect SEMCO's ownership of the Company' and no written advice shall have been received by SEMCO, Newco, the Company or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger or limit or otherwise affect SEMCO's ownership of the Company.

     SECTION 8.4 Approvals and Consents. Newco's shareholder shall have approved the Merger by the requisite vote under the MBCA and the Company's Articles of Incorporation, and all approvals of applications to public authorities, Federal, state or local, the granting of which is necessary for the consummation of the Merger, shall have been obtained.

     SECTION 8.5 Opinion of Counsel. The Company and shareholder shall have received an opinion of counsel to SEMCO, dated the Closing Date and addressed to the Company, substantially in the form and substance of Exhibit 8.5 hereto.

     SECTION 8.6 Certificates. SEMCO and Newco shall have furnished the Company and Shareholder with certificates of SEMCO and Newco, respectively, in form and substance satisfactory to the Company, signed by their respective presidents or executive vice presidents, to the effect that the respective representations and warranties of such corporations contained in this Agreement are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at such time (except as contemplated in Section 8.1 hereof) and that such corporations have respectively performed and complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by them prior to or on the Closing Date.

     SECTION 8.7 Closing Documentation.  The Company and
Shareholder shall have received such additional documentation at the Closing as the Company and its counsel may reasonably require to evidence compliance by SEMCO and Newco with all of their obligations under this Agreement.

     SECTION 8.7 Release of Shareholder's Personal Guarantee.
Shareholder shall have received a release by Lone Star Bank, N.A.
of Shareholder's personal guarantee of Shareholder's guaranty dated March 25, 1998.


                           ARTICLE IX
                     Closing: Closing Date

     Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Article X hereof and subject to compliance with the conditions hereto, a closing (the "Closing") will be held on

November 3, 1998, or on such other date which is mutually acceptable to SEMCO and the Company at the offices of the Company's counsel, commencing at 1PM local time. At such time and place, the documents referred to in Articles I, VII, VIII and IX hereof will be exchanged by the parties and, immediately thereafter, the Certificate of Merger and Articles of Merger will be filed by Newco and the Company with the Administrator of the State of Michigan and the Secretary of State of the State of Texas, respectively; provided, however, that if any of the conditions provided for in Articles VII and VIII hereof shall not have been met or waived by the date on which the Closing is otherwise scheduled, then, subject to Article X hereof, the party to this Agreement which is unable to meet such condition or conditions shall be entitled (provided that such party is acting in good faith) to postpone the Closing for a reasonable period of time by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".


                           ARTICLE X
                          Termination

     SECTION 10.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by Shareholder or Newco:

     10.1.1 by the mutual consent of SEMCO, Newco and the Company; or

     10.1.2 by SEMCO if Shareholder does not take the actions required to approve the Merger; or

     10.1.3 by SEMCO if there has been a material misrepresentation or material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein, or if there has been any material failure on the part of the Company to comply with its obligations hereunder, or by the Company if there has been a material misrepresentation or material breach on the part of SEMCO or Newco in the representations, warranties or covenants of SEMCO or Newco set forth herein, or if there has been any material failure on the part of SEMCO or Newco to comply with their obligations hereunder; or

     10.1.4 by either the Company or SEMCO, at their discretion, if the Merger is not effective by December 31, 1998, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this Section 10.1.4.

     SECTION 10.2 Termination Procedures. The power of termination provided for by this Article X will be effective only after written notice thereof, signed on behalf of the party for which it is given by its Chairman, President and Chief Executive Officer in the case of SEMCO, or its President in the case of the Company, or other duly authorized officer, shall have been given to the other. If this Agreement is terminated in accordance with this Article X, then the Merger shall be abandoned without further action by the Company, SEMCO and Newco.

     SECTION 10.3 Liability Upon Termination. In the event of termination and abandonment of the Merger pursuant to this
Article X, no party hereto shall have any liability or further obligation to any other party hereto except a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach.


                           ARTICLE XI
                        Indemnification

     SECTION 11.1 Indemnification by the Company and Shareholder. The Shareholder and, prior to Closing, the Company, each, jointly and severally, hereby agree that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party hereto may have in respect thereof, they, or after Closing, the Shareholder, will save, indemnify and hold SEMCO and Newco and, after Closing, the Surviving Corporation, (hereinafter, collectively, "the Indemnitees") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to the Indemnitees the amount of damages suffered thereby together with any amount which they or any of them may pay or become obligated to pay on account of:

          (a) the breach or inaccuracy of any warranty or representation by the Company and the Shareholder herein or any misstatement of a fact or facts herein made by the Company or the Shareholder;

          (b) the failure by the Company or the Shareholder to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading;

          (c) any failure of the Company or the Shareholder to perform or observe any term, provision, covenant or condition hereunder on the part of any of them to be performed or observed;

          (d) any act performed, transaction entered into or state of facts suffered to exist by the Company or the

          Shareholder in violation of the terms of this Agreement;

          (e) any failure of the Company and the Shareholder to perform or observe any material term, provision, covenant or condition hereunder on the part of the Company and the Shareholder to be performed or observed; and

          (f) the litigation and any liability arising out of the incidents described in Exhibit 2.16 and Section
          4.14.

     In the event of any claim by Indemnitees under this Section 11.1, Indemnitees shall be entitled to exercise all remedies provided by law and/or equity with respect thereto. In addition, SEMCO and the Surviving Corporation shall be entitled to offset the amount of any such claim against any amounts due Shareholder.
     Company and Shareholder will have no liability (for indemnification or otherwise) under this Article XI until the total of all damages with respect thereto exceeds $25,000, and then only for the amount by which such damages exceed $25,000. The maximum liability of the Company and Shareholder under this
Article XI shall not exceed $7,036,590. However, the foregoing limitations will not apply to any breach of any of Company's or Shareholder's representations and warranties or covenants of which Company or Shareholder had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by either Company or Shareholder of any covenant or obligation.

     If the Closing hereunder is held, the Company and the Surviving Corporation will have no liability with respect to indemnification claims by the Indemnitiees. The amounts held in escrow and the Shareholder shall be responsible for all indemnification claims.

     SECTION 11.2 Escrow. At the Closing, SEMCO and the Shareholder shall enter into an Escrow with Lone Star Bank, N.A., (the "Escrow Agent") pursuant to an Escrow Agreement substantially in the form of Exhibit 11.2 (with such changes thereto as the Escrow Agent may reasonably require). Ten Percent (10%) of the Number of SEMCO Shares to be issued by SEMCO at Closing pursuant to Section 1.3.3 hereof shall be deposited with the Escrow Agent at Closing. Said Shares shall be held in escrow and shall be subject to any claims by SEMCO. On the first anniversary of the Effective Date of Merger, any amounts remaining in Escrow shall be distributed, unless subject to any outstanding claims by SEMCO.


                          ARTICLE XII
                    Miscellaneous Provisions

     SECTION 12.1 Amendment and Modification. To the fullest extent permitted by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by an appropriate authorized written instrument executed at any time prior to the Effective Time of the Merger.

     SECTION 12.2 Waiver of Compliance. To the fullest extent permitted by law, each of SEMCO, Newco and the Company may, by a duly authorized instrument in writing extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants, or waive any of the conditions of its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     SECTION 12.3 Survival of Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties hereto. The representations and warranties of SEMCO, Newco and the Company and the Shareholder contained herein or in any document furnished pursuant hereto shall survive the Merger.

     SECTION 12.4 No Third-Party Rights. Except as otherwise provided in this Agreement, nothing herein expressed or implied is intended, nor shall be construed, to confer upon or give any person, firm or corporation, other than SEMCO, Newco, the Company and their respective security holders, any rights or remedies under or by reason of this Agreement.

     SECTION 12.5 Confidentiality. SEMCO and the Company shall honor the confidentiality agreements previously delivered by each such party to the other with respect to matters pertaining to the Merger.

     SECTION 12.6 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by registered or certified mail, postage prepaid, or when given by facsimile transmission
(promptly confirmed in writing), as follows:

     (a) If to the Company and the  Shareholder:

                         Oilfield Materials Consultants, Inc.
                         3838 North Sam Houston Parkway East
                         Suite 280
                         Houston, Texas 77032


     with a copy to:

                         Frank H. Holcomb, P.C.
                         1360 Post Oak Blvd.
                         Suite 1450
                         Houston, Texas 77056
     or to such other person as Shareholder shall designate in writing, such writing to be delivered to SEMCO in the manner provided in this Section; and

     (b) If to SEMCO or Newco:

                         Mr. William L. Johnson
                         Chairman, President & CEO
                         SEMCO Energy, Inc.
                         405 Water St.
                         Port Huron, Michigan 48060

     with a copy to:

                         Arnold R. Madigan
                         303 East 17th Avenue
                         Suite 780
                         Denver, Colorado 80203-1260

     or to such other person as SEMCO shall designate in writing, such writing to be delivered to the Company in the manner provided in this Section.

     SECTION 12.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Newco may assign this Agreement and its rights, interests and obligations hereunder to another directly or indirectly wholly-owned subsidiary of SEMCO without the consent of the Company.

     SECTION 12.8 Governing Laws. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Michigan.

     SECTION 12.9 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 12.10 Headings and References.  The headings of the
Sections and Articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated.

     SECTION 12.11 Entire Agreement. This Agreement (including the Exhibits hereto and the SEMCO Disclosure Letter and the documents referred to herein, all of which form a part hereof) and the confidentiality agreements delivered by SEMCO and the Company to each other contain the entire understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter.

     SECTION 12.12 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants. It is understood and agreed that if the Merger is consummated as contemplated hereby, the expenses incurred by the Company and its Shareholder shall be the responsibility of the Shareholder, and shall not be borne by the Company or the Surviving Corporation.

     SECTION 12.13 Publicity. Except as otherwise required by law or the rules of the National Association of Securities Dealers, Inc., so long as this Agreement is in effect, neither SEMCO nor the Company shall issue or cause the publication of any press release with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     SECTION 12.14 Joint and Several. All agreements, covenants, representations, warranties and obligations of the Company and the Shareholder hereunder shall be joint and several obligations of the Company and the Shareholder.

     SECTION 12.15 Alternative Dispute Resolution Procedures.
     Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall first be submitted for mediation administered by the American Arbitration Association under its Commercial Mediation Rules, before resorting to arbitration. Thereafter, any such unresolved controversy or claim shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted before a panel of three neutral arbitrators, all of whom shall be actively engaged in the practice of law for at least ten years and experienced in acquisitions and mergers. The arbitration proceedings shall be conducted in Kansas City, Missouri at the offices of the American Arbitration Association.

     Any provisional remedy which would be available from a court of law shall be available from the arbitrator pending arbitration. Either party may make an application to the arbitrator seeking injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

     The arbitrators shall have the authority to award any remedy or relief that a court of the state of Missouri could order or grant, including, without limitation, specific performance of any obligation created under the agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process.

     Limited civil discovery shall be permitted for the production of documents and taking of depositions. All discovery shall be governed by the Federal Rules of Civil Procedure. All issues regarding discovery requests shall be decided by the arbitrators.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.


                             SEMCO Energy, Inc.
Attest:

/s/Sherry L. Abbott          By /s/William L. Johnson
                                   William L. Johnson
                                   Chairman, President and CEO



                             SEMCO Consultants, Inc.
Attest:

/s/Sherry L. Abbott          By /s/William L. Johnson
                                   William L. Johnson
                                   Chairman and  President



                             Oilfield Materials Consultants, Inc.
Attest:

/s/Frank H. Holcomb          By /s/Jimmy C. Foster
                                   Jimmy C. Foster
                                   President



Witness:                     Shareholder:


/s/Frank H. Holcomb          /s/Jimmy C. Foster
                                   Jimmy C. Foster